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Wednesday August 25, 1999
COMPANY PRESS RELEASE

                Advanced Communications cleared for telecom sale

ST. LOUIS (August 25, 1999) Advanced Communications Group, Inc. (ACG) (NYSE:
ADG) today announced that it received clearance for the proposed sale of its telecommunications services operations from the Federal Trade Commission and U.S. Department of Justice. Last month, ACG announced the execution of a definitive agreement to sell its entire base of telecommunications operations for cash of $49.8 million. The consideration is subject to adjustment based on the amount of working capital at closing, which is expected by year-end and is subject to other approvals and conditions.

Equally significant, ACG announced that it received clearance for its proposed acquisition of YPtel Corporation from the Federal Trade Commission and U.S. Department of Justice. Currently, clearance relating to the proposed acquisitions of Web YP, Inc. and Big Stuff, Inc. is pending. On June 3, 1999, ACG announced the execution of definitive agreements to acquire the outstanding stock of YPtel Corporation, WebYP, Inc. (d/b/a WorldPages.com) and Big Stuff, Inc., a web site production company. Upon closing, regulatory and shareholder approvals, ACG will be re-named "WorldPages.com" and its stock will continue to be traded on the New York Stock Exchange under a new symbol.

For more information, please visit WWW.ACGINC.NET and WWW.WORLDPAGES.COM.